ADMINISTRATIVE AGREEMENT

ADMINISTRATIVE AGREEMENT made this 2 day of December, 2014 (the “Agreement”), between RUSSELL INVESTMENT COMPANY, a Massachusetts business trust hereinafter called the “Trust” and RUSSELL FUND SERVICES COMPANY, a Washington Corporation hereinafter called the “Administrator.”

WHEREAS, the Trust has been organized by and at the expense of a company affiliated with the Administrator and operates as an investment company of the “series” type registered under the Investment Company Act of 1940, as amended (“1940 Act”) for the purpose of investing and reinvesting its assets in portfolios of securities and other instruments, each of which has distinct investment objectives and policies (each distinct portfolio being referred to herein as a “Sub-Trust”), as set forth more fully in its Second Amended and Restated Master Trust Agreement dated October 1, 2008, its By-Laws and its Registration Statements under the 1940 Act and the Securities Act of 1933, all as heretofore amended and supplemented; and the Trust desires to avail itself of the services, information, assistance, and facilities of an administrator and to have an administrator perform for it various management, administrative, and other services.

NOW, THEREFORE, Trust and the Administrator agree as follows:

1.	Employment of the Administrator. The Trust hereby employs the Administrator to administer its business and administrative operations, subject to the direction of the Board of Trustees and the officers of the Trust, for the period, in the manner, and on the terms hereinafter set forth. The Administrator hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way.

2.	Obligations of and Services to be Provided by the Administrator. The Administrator undertakes to provide or cause to be provided the services hereinafter set forth and to assume the following obligations:

A.	Management and Administrative Services.

(1)

The Administrator shall furnish to the Trust adequate (a) office space, which may be space within the offices of the Administrator or in such other place as may be agreed upon from time to time, (b) office furnishings, facilities, and equipment as may be reasonably required for managing and administering the business and operations of the Trust, including (i) complying with the business trust, securities, and tax reporting requirements of the United States and the various states in which the Trust does business, (ii) conducting correspondence and other communications with the Shareholders of the Trust, and (iii) maintaining or supervising the maintenance of all internal bookkeeping, accounting, and auditing services and records in connection with the Trust’s investment and business activities. The Trust agrees that its shareholder recordkeeping services, the computing of net asset value and the preparation of certain of its records required by Rule 31 under the 1940 Act are maintained by the Trust’s Transfer Agent, Custodian, and Money Managers, and that with respect to these records the Administrator’s obligations under this Section 2(A) are supervisory in nature.

(2)	The Administrator shall employ or provide and compensate the executive, administrative, secretarial, and clerical personnel necessary to supervise the provision of the services set forth in sub-paragraph 2(A) (l), and shall bear the expense of providing such services except as provided in Section 4 of this Agreement. The Administrator shall also compensate all officers’ and employees of the Trust who are officers or employees of the Administrator, or its affiliated companies.

B.	[Reserved]

C.	[Reserved]

D.	Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.

The Administrator will make available and provide financial, accounting, and statistical information required by the Trust for the preparation of registration statements, reports, and other documents required by federal and state securities laws, and with such information as the Trust may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Trust’s shares.

E.	Other Obligations and Services.

The Administrator shall make available its officers and employees to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Trust and its investment activities.

3.	[Reserved]

4	Expenses of the Trust. It is understood that the Trust will pay all its expenses other than those expressly assumed by the Administrator herein, which expenses payable by the Trust shall include:

A.	Expenses of all audits by independent public accountants;

B.	Expenses of transfer agent, registrar, dividend disbursing agent, and shareholder recordkeeping services;

C.	Expenses of custodial services including recordkeeping services provided by the Custodian;

D.	Expenses of obtaining quotations for calculating the value of the Trust’s net assets;

E.	Expenses of maintaining each Sub-Trust’s tax records;

F.	Salaries and other compensation of any of the Trust’s executive officers and employees, if any, who are not officers, directors, stockholders, or employees of the Administrator;

G.	Taxes levied against the Trust;

H.	Brokerage fees and commissions in connection with the purchase and sale of portfolio securities, instruments, or currency for the Trust;

I.	Costs, including the interest expense, of borrowing money;

J.	Costs and/or fees incident to meetings of the Trust, the preparation and mailings of prospectuses and reports of the Trust to its Shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust’s existence, and the registration of shares with federal and state securities authorities;

K.	Legal fees, including the legal fees related to the registration and continued qualification of the Trust shares for sale;

L.	Costs of printing stock certificates representing shares of the Trust;

M.	Trustees’ fees and expenses to trustees who are not officers, employees, or stockholders of the Administrator or any of its affiliates;

N.	The Trust’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

O.	Association membership dues; and

P.	Extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Trust to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto.

5.	Activities and Affiliates of the Administrator.

A.	The services of the Administrator and its affiliated corporations to the Trust hereunder are not to be deemed exclusive, and the Administrator and any of its affiliates shall be free to render similar services to others.

B.	Subject to and in accordance with the Second Amended and Restated Master Trust Agreement and By-Laws of the Trust and to Section 10(a) of the 1940 Act, it is understood that Trustees, officers, agents, and shareholders of the Trust are or may be interested in the Administrator or its affiliates directors, agents, or shareholders of the Administrator or its affiliates; that directors, officers, agents, and shareholders of the Administrator or its affiliates are or may be interested in the Trust as Trustees, officers, agents, shareholders, or otherwise; that the Administrator or its affiliates may be interested in the Trust as shareholders or otherwise; and that the effect of any such interests shall be governed by said Second Amended and Restated Master Trust Agreement, By-Laws, and the 1940 Act.

6.	Compensation of the Administrator.

The compensation of the Administrator shall be as set forth in Exhibit A (as amended from time to time).

7.	Liabilities of the Administrator.

A.	In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder or on the part of the Administrator or its corporate affiliates, the Administrator and its corporate affiliates shall not be subject to liability to the Trust or to any Shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security or other instrument.

B.	No provision of this Agreement shall be construed to protect any, trustee or officer of the Trust, or the Administrator and its corporate affiliates, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

8.	Renewal and Termination.

A.	This Agreement shall become effective on and as of December 2, 2014 and shall continue in effect as to each Sub-Trust until it is terminated.

B.	This Agreement:

(a)	May at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or, as to any Sub-Trust, by vote of a majority of the outstanding voting securities of the Sub-Trust, on 60 days’ written notice to the Administrator;

(b)	Shall immediately terminate in the event of its assignment; and

(c)	May be terminated by the Administrator on 60 days’ written notice to the Trust.

C.	As used in this Section 8, the terms of “assignment”, “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for any such terms in the 1940 Act.

D.	Any notice under this Agreement shall be given in writing addressed and delivered, or mailed postpaid, to the other party at any office of such party.

9.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

10.	Reservation of Name. The parties hereto acknowledge that Frank Russell Company has reserved the right to grant the non-exclusive use of the name “Frank Russell,” or any derivative thereof, to any other investment company, investment advisor, distributor or other business enterprise, and to withdraw from the Trust the use of the name “Frank Russell.” In the event that Frank Russell Company should elect to withdraw the use of the name “Frank Russell” from the Trust, the Trust will submit the question of continuing this Agreement to a vote of its Shareholders.

11.	Limitation of Liability. The Second Amended and Restated Master Trust Agreement, as amended from time to time, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name Russell Investment Company means the Trustees from time to time serving (as Trustees but not personally) under said Second Amended and Restated Master Trust Agreement. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the Shareholders, Trustees, officers, employees, or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Second Amended and Restated Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Second Amended and Restated Master Trust Agreement.

12.

Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Washington and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

Attest:		RUSSELL INVESTMENT COMPANY

By:	/s/ Mary Beth R. Albaneze	By:	/s/ Mark Swanson
Title:	Secretary	Title:	Treasurer

Attest:		RUSSELL FUND SERVICES COMPANY

By:	/s/ Mary Beth R. Albaneze	By:	/s/ Sandra Cavanaugh
Title:	Secretary	Title:	President and Chief Executive Officer

Exhibit A

Non-Fund of Funds

As consideration for the Administrator’s services to the Sub-Trusts listed below (as amended from time to time) (the “Non-Funds of Funds”), the Administrator shall receive from each of those Sub-Trusts an annual administration fee, accrued daily at the rate of 1/365th of the applicable administration fee on each day and payable monthly. The applicable administration fee will be based upon total average daily net assets of those Funds listed below (not individual Sub-Trust daily net assets), whereby each tier of such average daily net assets has a different basis point fee as set forth below (as amended from time to time).

Sub-Trusts (Non-Funds of Funds)	Russell Investment Company Non-Funds of Funds Tiers of Average Daily Net Assets (in billions of USD)	Fee in Basis Points
Russell Short Duration Bond Fund	First $17.5 ($0 to $17.5) Next $10 (>$17.5 to $27.5) Next $10 (>$27.5 to $37.5) Next $12.5 (>37.5 to $50) Greater than $50	5.00 4.75 4.50 4.25 4.00
Russell Tax Exempt Bond Fund
Russell Global Real Estate Securities Fund
Russell Global Equity Fund
Russell Emerging Markets Fund
Russell U.S. Core Equity Fund
Russell U.S. Small Cap Equity Fund
Russell U.S. Defensive Equity Fund
Russell International Developed Markets Fund
Russell Investment Grade Bond Fund
Russell Strategic Bond Fund
Russell Tax-Managed U.S. Large Cap Fund
Russell Commodity Strategies Fund
Russell Global Opportunistic Credit Fund
Russell Global Infrastructure Fund
Russell Multi-Strategy Alternative Fund
Russell U.S. Strategic Equity Fund
Russell U.S. Large Cap Equity Fund

Sub-Trusts (Non-Funds of Funds)	Russell Investment Company Non-Funds of Funds Tiers of Average Daily Net Assets (in billions of USD)	Fee in Basis Points
Russell U.S. Mid Cap Equity Fund
Russell Tax-Managed U.S. Mid & Small Cap Fund
Russell U.S. Dynamic Equity Fund
Russell Strategic Call Overwriting Fund
Select U.S. Equity Fund
Select International Equity Fund

Target Portfolio Funds

As consideration for the Administrator’s services to the Sub-Trusts listed below (as amended from time to time) (the “Target Portfolio Funds”), the Administrator shall receive from each of those Sub-Trusts an annual administration fee, accrued daily at the rate of 1/365th of the applicable administration fee on each day and payable monthly. The applicable administration fee will be based upon total Target Portfolio Funds average daily net assets (not individual Sub-Trust daily net assets) whereby each tier of Russell Investment Company Target Portfolio Funds average daily net assets has a different basis point fee as set forth below (as amended from time to time).

Sub-Trusts (Target Portfolio Funds)	Russell Investment Company Target Portfolio Funds Series Tiers of Average Daily Net Assets (in billions of USD)	Fee in Basis Points
LifePoints Funds Target Portfolio Series Balanced Strategy Fund	First $10 ($0 to $10) Next $10 (>$10 to $20) Next $10 (>$20 to $30) Greater than $30	4.25 3.75 3.50 3.00
LifePoints Funds Target Portfolio Series Conservative Strategy Fund
LifePoints Funds Target Portfolio Series Moderate Strategy Fund
LifePoints Funds Target Portfolio Series Growth Strategy Fund
LifePoints Funds Target Portfolio Series Equity Growth Strategy Fund

Target Date Funds

As consideration for the Administrator’s services to the Sub-Trusts listed below (as amended from time to time) (the “Target Date Funds”), the Administrator shall receive from each of those Sub-Trusts an annual administration fee based upon total Target Date Funds average daily net assets as set forth below.

Sub-Trusts (Target Date Funds)	Fee in Basis Points
LifePoints Funds Target Date Series 2015 Strategy Fund	0.00
LifePoints Funds Target Date Series 2020 Strategy Fund
LifePoints Funds Target Date Series 2025 Strategy Fund
LifePoints Funds Target Date Series 2030 Strategy Fund
LifePoints Funds Target Date Series 2035 Strategy Fund
LifePoints Funds Target Date Series 2040 Strategy Fund
LifePoints Funds Target Date Series 2045 Strategy Fund
LifePoints Funds Target Date Series 2050 Strategy Fund
LifePoints Funds Target Date Series 2055 Strategy Fund
LifePoints Funds Target Date Series In Retirement Fund